News Release
First Midwest Bancorp, Inc.			First Midwest Bancorp One Pierce Place, Suite 1500 Itasca, Illinois 60143-9768 (630) 875-7450
FOR IMMEDIATE RELEASE		CONTACT:	Steven H. Shapiro
(630) 875-7345
TRADED:	Nasdaq		www.firstmidwest.com
SYMBOL:	FMBI

FIRST MIDWEST BANCORP APPOINTS ELLEN A. RUDNICK AS DIRECTOR

ITASCA, IL, AUGUST 17, 2005 - First Midwest Bancorp, Inc. (Nasdaq: FMBI) today announced the appointment of Ellen A. Rudnick to its Board of Directors and its Nominating and Corporate Governance Committee, effective immediately. Ms. Rudnick currently serves as the Executive Director of the Michael Polsky Center for Entrepreneurship at the University of Chicago Graduate School of Business.

"We are extremely fortunate to have Ellen Rudnick join an already outstanding Board of Directors," said John M. O'Meara, President and Chief Executive Officer of First Midwest. "Ellen brings a wealth of diverse business experience, and we expect her contributions to be significant."

Ms. Rudnick, 54, has spent twenty-five years in business management and entrepreneurial activities, primarily in the healthcare industry. She co-founded and served as Chairman of Pacific Biometrics, a medical diagnostics company from 1993 to 1999; was President of HCIA and CEO of its predecessor company, Healthcare Knowledge Resources, both healthcare information service companies from 1990 to 1992; and held the positions Corporate Vice President of Baxter Healthcare, President and Founder of Baxter Management Services Division, and Director of Strategic Planning for Baxter from 1975 until 1990.

Ms. Rudnick currently serves on the Board of Directors of Liberty Mutual Insurance, Patterson Companies (PDCO), Health Management Systems (HMSY) and Evanston Northwestern Healthcare Foundation. She has previously served on the boards of Oxford Health Plans, NCCI (the National Council of Compensation Insurance) and NephRx. She has also served as a venture partner for Inroads Capital. Ellen received an MBA from the University of Chicago and a B.A. from Vassar College with honors.

First Midwest is the premier relationship-based banking franchise in the growing Chicagoland banking market. As one of the Chicago metropolitan area's largest independent bank holding companies, First Midwest provides the full range of both business and retail banking and trust and investment management services through 67 offices located in 49 communities, primarily in northeastern Illinois. First Midwest is the 2004 recipient of the Illinois Bank Community Service Award and was honored by Chicago magazine in its October 2004 issue as one of the 25 best places to work in Chicago, the only bank to be so honored.

# # #